UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 21, 2008 (July 15, 2008)

QNECTIVE, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-50494	57-1094726 _
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

Thurgauerstrasse 54, CH-8050, Zurich, Switzerland
(Address of principal executive offices)

Registrant’s telephone number, including area code +41-44-307-5020

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 25, 2008, Qnective, Inc. (the “Company”) announced that Mr. Carmine Pinto had been named Chief Technology Officer of the Company. Mr. Pinto will be responsible for product development, architecture, project management, operations, information systems and research labs at the Company’s subsidiaries, Qporter, Inc., Qporter AG and Qporter Poland SpZoo.

Mr. Pinto, aged 41, was previously employed by Westinghouse Electric AG, where he directed the development and execution of the technology strategy for Italy, Switzerland and South Germany for the past 7 years. Prior to working at Westinghouse, Mr. Pinto served for 7 years as assistant CTO of Aegerter & Bosshardt AG, where he was responsible for all aspects of technology.

Mr. Pinto will be paid 18,000 swiss francs per month for his services, and will be reimbursed for car, mobile phone and other expenses. There is no arrangement or understanding between Mr. Pinto and any other person pursuant to which he was selected as an officer of the Company. There are no family relationships between Mr. Pinto and any executive officer or director of the Company, and there are no transactions in which Mr. Pinto has an interest requiring disclosure under Item 404(a) of Regulation S-K.

On July 25, 2008, the Company also announced that Mr. Tan Siekmann had resigned as a director and as Chief Technology Officer of the Company. Mr. Siekmann did not resign as a result of a disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

The Company’s press release announcing the appointment of Mr. Pinto and the resignation of Mr. Siekmann is attached as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit 99.1 Press Release of Qnective, Inc, dated July 25, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 31, 2008	QNECTIVE, INC.

	By:	/s/ Oswald Ortiz
Oswald Ortiz
Chief Executive Officer and President